Neonode Inc. Issues Open Letter to its Shareholders on the Company’s website; http://investor.neonode.com

STOCKHOLM, SWEDEN, July 28, 2008 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced it has published an Open Letter to its Shareholders on the Company’s Investors Relations site; http://investor.neonode.com

In the open letter Mr. Per Bystedt, CEO and Chairman of Neonode Inc addresses the Company’s share listing, recent events and current status of the Company. Mr. Bystedt also shares his view on the future direction of Neonode.

Shareholders of Neonode Inc are encouraged to visit the Company’s Investor Relations site, http://investor.neonode.com, to view the Company update.

The Company will hold a Shareholder’s meeting, August 5, 2008, at 09:00 am. CET/24:00PDT/03:00 am. EDT. As the meeting will be held at Neonode’s main office in Stockholm, Sweden shareholders will be able to call in to listen to the meeting. Call in details are: 1-866-966-5335 and 1-646-843-4608 (from the US and Canada) and + 44-203-0032-666 (from outside the US and Canada).

For more information:

Karin Lehmann Nilsson, Information Manager
Neonode
Tel: +46 8 678 18 50

David W. Brunton, Chief Financial Officer
Neonode
Tel: 925-355-7700

About Neonode Inc.
Neonode Inc specializes in optical finger based touch screen technology.  Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, USA. For more information, visit www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.